Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York, represents and certifies the following:

(1)

That it previously has filed a Registration Statement on Form F-6 (Telecom Corporation of New Zealand Limited, Registration No. 33-41013) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this Registration Statement except for the number of foreign securities a Depositary Share represents.

(2)

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK,
As Depositary

By:  /s/VINCENT J. CAHILL JR.

       Vincent J. Cahill Jr.

       Vice President